Exhibit 10.139

May 4, 2006

Mr. Peng K. Lim

332 Camino Al Lago

Atherton, CA 94027

Re: President and Chief Executive Officer of MTI MicroFuel Cells Inc.

Dear Mr. Lim:

It is my pleasure to offer you the position of President and Chief Executive Officer of ("MTI Micro" or the "Company"). In this position you agree to devote your full business time and energy to the Company and will be responsible for leading all areas of the Company. You will begin work with the Company by May 8, 2006 (the "Commencement Date"), and report to the Board of Directors ("Board") of MTI Micro through Steven N. Fischer, CEO and Chairman, Mechanical Technology Incorporated ("MTI"). You will also be appointed to the Boards of MTI ("MTI Board") and MTI Micro. This letter agreement sets forth the basic terms of your employment with the Company.

Base Salary: Your initial base salary will be $25,000 per month (which annualizes to $300,000 per year), subject to annual adjustments based on performance. Your base salary will be paid in accordance with the Company's regular payroll procedures.

Bonus: You will be eligible for a bonus arrangement with a targeted annual payout of 40% of base salary payable based on years ("Anniversary Years") between anniversaries ("Anniversary Dates") of the Commencement Date. For your first Anniversary Year, $60,000 of the target bonus is guaranteed and will be paid shortly after completion of that year. You have an opportunity to earn an additional bonus of $60,000 bonus for your first Anniversary Year upon the successful completion of performance objectives during the initial Anniversary Year to which the parties have previously agreed. Nothing in this section is intended to prevent a greater discretionary bonus in the MTI Micro Board's discretion. Except as provided below with respect to termination of employment, you must remain employed through your Anniversary Date to receive a bonus for the first and any applicable subsequent Anniversary Year then ending. For the second and any following Anniversary Years during which you remain employed hereunder, bonus components will be set each year by the MTI Micro Board in its sole discretion, and the MTI Micro Board will evaluate your performance at the end of each such year.

Stock Options: On the Commencement Date, you will be granted Stock options to purchase 650,000 shares of Mechanical Technology Incorporated Common stock at the price per share on the date of grant, as determined under the MTI 1999 Employee Stock Incentive Plan, as amended September 6, 2002 ("1999 Plan") and the Mechanical Technology Inc. Stock Incentive Plan (the "1996 Plan"). Terms and conditions shall be set forth in one or more option agreements. Options will vest with respect to 162,500 shares immediately upon the Commencement Date (the "Commencement Options"). Options for an additional 162,500 shares will vest pursuant to performance-based criteria (the "Performance-Based Stock Options") and options for 487,500 shares will vest on time-based criteria (the "Time-Based Stock Options"), as described below:

Performance Vesting: The Performance-Based Stock Options with respect to 162,500 shares will vest upon the earlier of determination by the MTI Board that the performance milestones for this grant with respect to 2007 have been satisfied or December 31, 2008.

Time Vesting: The Time-Based Stock Options with respect to 325,000 shares shall vest as follows: at the rate of 6.25% per quarter (20,312.5 options per quarter). The first vesting shall occur three (3) months after the Commencement Date, with future vesting occurring each three months thereafter.

All options will have a seven year term, subject to earlier expiration in connection with ceasing to be employed and under certain other events as provided under the applicable plan. Unvested options will expire immediately upon cessation of employment except as provided below or in the applicable plan. In the event of a Change of Ownership as defined in the 1999 Plan or a Change of Control as described in the 1996 Plan, the Performance-Based Stock Options and the Time-Based Stock Options described above and granted under those plans shall immediately vest and be treated in a manner similar to similarly situated optionees. Nothing under this letter agreement shall extend the exercisability of an option beyond its original term nor require MTI or the Company to continue the existence of an option after a Change in Ownership or Change of Control if other similarly situated options are being replaced, exercised, cashed out, or terminated.

Relocation Assistance: You agree to make reasonable best efforts to relocate your personal residence to the Albany, New York area no later than July 31, 2006 and, in any event, to have completed the process of selling and buying your residences by the end of 2006. The Company will pay you a Relocation Allowance of $40,000 for your use in defraying your moving costs including, but not limited to, packing, moving, and unpacking of personal goods, insurance and travel for you and your spouse (including lodging) to your new residence, any temporary living expenses in the Albany, New York area, meals and lodging, house-hunting trips for your wife, and your bi-weekly commuting expenses until you have sold your residence in Atherton, California. The Company will not require you to account for the Relocation Allowance expenditures.

In addition, the Company will reimburse you for the real estate commission attributable to the sale of your primary residence in California up to 5% of the sales price. The Company will also reimburse for reasonable closing costs associated with the sale of your residence in Atherton, California, up to $3,000.

To be eligible to receive such payments and/or reimbursements (other than the Relocation Allowance), you must expenses and submit a written request for payment and/or reimbursement, along with receipts, invoices and other supporting documentation as requested by the Company, within the first twelve (12) months of your employment by the Company. You acknowledge that the Relocation Allowance will be subject to income and employment taxes, as may the other payments.

You agree that if you voluntarily terminate your employment without Good Reason or if you are terminated for Cause, each as defined below, in either case within one year of the Commencement Date, you will repay the Relocation Allowance and the other amounts set forth in this section within 15 days from the date that your employment with the Company ends, provided that the repayment on a voluntary resignation in the absence of Cause will only be on a pro-rated basis for the number of months unfulfilled during the first 12 months. The Company reserves the right to offset the amounts owed by you to the Company from any other amounts otherwise payable by the Company to you.

Other Benefits: You will be eligible for a four (4) weeks of paid vacation per calendar year, prorated based on your date of hire and to be taken at such times as may be approved by the Company, in its sole discretion. The number of vacation days for which you are eligible shall accrue in accordance with the Company's regular vacation benefits procedures. The Company currently offers its employees paid holiday time. You will also be eligible to participate in the standard employee benefits programs that the Company offers to its employees from time to time, which currently include medical and dental insurance, a flexible medical and dependent care spending plan, long-term disability insurance, life insurance and a 401(k) savings and retirement plan. The Company will pay the full premium, at standard insurable rates, for $300,000 of Term Life Insurance, while you are employed and assuming that you are insurable at customary rates. The benefits made available by the Company, and the rules, terms and conditions for participation in the benefit plans may be changed by the Company at any time and from time to time without advance notice.

Proprietary Information, Developments, Non-Competition and Non-Solicitation Agreement: During the course of your employment you will be exposed to, and be responsible for developing, trade secrets and confidential information of the Company. Therefore, as a condition of your employment, you are required to execute the Proprietary Information, Developments, Non-Competition and Non-Solicitation Agreement (the "Non-Competition/Proprietary Information Agreement"), which is incorporated by reference in its entirety, and is enclosed for your signature.

No Conflicts: You represent that you are not bound by any employment contract, restrictive covenant or other restriction preventing you from entering into employment with or carrying out your responsibilities for the Company, or which is in any way inconsistent with the terms of this letter. The Company has agreed to your continued service on a specific advisory board and a specific board of directors, subject to your spending on such service the limited amount of time agreed between the parties and subject to your compliance with the terms of this letter agreement and with the Non-Competition/Proprietary Information Agreement.

Effective Date: This letter agreement shall take effect on the Commencement Date and shall remain in effect for a period of two (2) years, except as earlier terminated as described below. It shall be renewed for one-year periods thereafter unless either party notifies the other of its intention to terminate the agreement at least 90 days prior to the expiration date.

Termination of Employment: Both you and the Company shall have the right to terminate your employment for any reason and for no stated reason. In the event of your employment is terminated, the Company shall pay you (or in the event of your death, your beneficiary or estate), in addition to any other amounts payable hereunder: (i) the full amount of the accrued but unpaid salary you earned through the date of termination, accrued, unused vacation, and any accrued but unpaid bonus for a completed prior Anniversary Year; and (ii) any unpaid reimbursement for business expenses that you are entitled to receive (the "Accrued Entitlements"). The amounts contemplated above shall be paid as follows: a cash lump sum payment not later than thirty (30) days following termination, in the case of accrued but unpaid salary, vacation, and unpaid bonus, and not later than thirty (30) days following receipt by the Company from you of appropriate documentation supporting any reimbursable expenses, in the case of reimbursable expenses.

Termination for Cause: If you are terminated for Cause, the Company will only be obligated to pay you the Accrued Entitlements other than any accrued but unpaid bonuses. For purposes of this letter agreement, "Cause" means (i) gross misconduct, gross negligence, theft, dishonesty, fraud, or gross dereliction of duties by you; or (ii) indictment on any felony charge or a misdemeanor charge involving theft, moral turpitude, or a violation of the federal securities laws (whether or not related to your conduct at work),

Termination Due to Death or Permanent Disability: If you are terminated because of your permanent disability or your death, you or your estate will receive:

i) the Accrued Entitlements;

(ii) a pro-rata bonus for the year of termination, based on target bonus for the year, assuming that the termination occurs at least six months into the Anniversary Year;

(iii) unvested Time-Based Stock Options shall continue to vest for an additional quarter;

(iv) unvested Performance-Based Stock Options shall vest as of the date of termination if the date of termination occurs on or after September 30, 2008; and

(v) all vested options shall remain exercisable for one year.

Nothing in this section prevents the MTI Micro Board (or other applicable person or entity) from providing additional vesting or exercisability on death or disability.

Involuntary Termination by the Company without Cause or Termination by you for Good Reason: In the event of your involuntary termination by the Company without Cause or by you for Good Reason, you shall receive the following: (i) the Accrued Entitlements; (ii) your regular base salary and your target bonus (in monthly installments) for a period of twelve (12) months from the date of termination (the "Salary Continuation Period") and a pro-rata bonus for the year of termination based on target bonus, regardless of whether you obtain alternative employment,; (iii) Company-paid COBRA continuation payment, should you elect continuation, for health, dental, and optical coverages, for a period of one year or until you obtain equivalent coverage elsewhere, whichever occurs earlier; (iv) expense in first year of converting your group life insurance coverage to an individual policy to be paid by the Company (if you choose to convert to an individual life insurance policy); and (v) continued vesting of your stock options, at the rate described in the Stock Options section of this letter agreement (and with full acceleration of the vesting of the Performance-Based Options), during the Salary Continuation Period with continued exercisability for all vested options for ninety (90) days following the end of the Salary Continuation Period.

For purposes of this letter agreement, "Good Reason" means (i) the Company's failure to renew the agreement at substantially equivalent salary and target bonus or better, (ii) a significant diminution of your job title, responsibilities or reporting relationship, or (iii) relocation of your job to a location outside a 50 mile radius of MTI Micro's office location on the Commencement Date. As provided above, the MTI Board will appoint you to the MTI Board and nominate you for election or reelection, but if the public shareholders fail to elect or re-elect you, your ceasing to be a member of the MTI Board will not constitute Good Reason for purposes of this letter agreement.

Termination in Connection with Change in Control. In the event you are involuntarily terminated without Cause or terminate your employment for Good Reason, in anticipation of (and at the direction of an acquirer), in connection with, or during the six months immediately following a Change in Control, as defined in the 1999 Plan, you shall continue to receive your regular base salary and your target bonus for a period of 12 months from the date of termination.

In the event of any involuntary termination without Cause or termination for Good Reason, Section 6 of the Non-Competition/Proprietary Information Agreement (concerning noncompetition) shall become ineffective at the end of the Salary Continuation Period, but all other provisions of that agreement shall remain in full force and effect.

Required Release. You agree that the Company's payment of severance and acceleration of options are conditioned on your providing a customary release of all claims relating to your employment, compensation, and termination and such other matters as the Company reasonably requests on termination.

Indemnification. The Company shall indemnify you as an officer, director and employee of MTI Micro and MTI in the same manner as MTI indemnifies its chief executive officer (the "MTI CEO") and shall cover you with directors' and officers' liability insurance coverage during your employment and thereafter in the same manner as MTI covers the MTI CEO to the extent such coverage is reasonably obtainable.

Attorney Fees: The Company will pay and/or reimburse you up to $10,000 for the cost of any attorney's fees you incur in connection with your legal representation concerning this letter agreement.

Dispute Resolution: This letter agreement shall be governed by the laws of the State of New York (without reference to conflict of laws provisions thereof). Any dispute arising under, or alleging violation of, this letter agreement, including any claim, charge, or cause of action by you for discrimination under any federal, state or local employment discrimination law (including, without limitation, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the New York Human Rights Law) or under any other statute dealing with employment rights, and any common laws claims, including contract or tort claims, shall be submitted exclusively to and settled by arbitration under the Employment Dispute Arbitration rules of the American Arbitration Association. The arbitration shall be held in the County of Albany, State of New York. The arbitrator shall be chosen in accordance with the Employment Dispute Arbitration rules of the American Arbitration Association. The decision of the arbitrator shall be final and binding. In construing or applying this letter agreement, the arbitrator's jurisdiction shall be limited to interpretation or application of this letter agreement; the arbitrator shall not have the power to add to, to delete, or modify any provision of this letter agreement. Each party shall bear its own expenses in arbitration, except that the parties shall share the costs of the arbitrator equally. The arbitrator is hereby authorized to award attorneys' fees to the prevailing party to the same extent the prevailing party would be entitled to an award of attorneys' fees pursuant to the above-enumerated statutes, any enforcement provisions contained in those statutes, or under common law. Both the Company and you expressly waive any right that either has or may have to a jury trial of any dispute arising out of or in any way relating to this letter agreement or any breach thereof. The requirement of submission of claims to arbitration shall not apply to claims for workers' compensation or unemployment compensation or claims by the Company or you for temporary restraining orders or permanent injunctions ("temporary equitable relief") in cases in which such temporary equitable relief would otherwise be authorized by law, including, but not limited to, claims for equitable relief arising out of breach of your Non-Competition/Proprietary Information Agreement.

Taxes; Withholding; 409A: The Company will reduce its compensatory payments to you for withholding and FICA taxes and any other withholdings and contributions required by law. You acknowledge and agree that the Company may revise the timing of payments in this letter agreement to the extent necessary to comply with Section 409A of the Internal Revenue Code (the "Code") (although the parties agree that the provisions of this letter agreement are not intended to be deferred compensation subject to such section). Entire Agreement; Amendment. You acknowledge that this letter agreement represents the entire understanding between you and the Company and any and all prior written or oral discussions and agreements between you and the Company relating to the subject matter of this letter or your employment with the Company. This letter agreement cannot be amended except in a writing signed by both you and an authorized representative of the Company. This letter is binding on our respective successors and assigns; provided, however, that your obligations are personal and shall not be assigned by you.

If the foregoing is acceptable, please countersign this letter in the space provided below. If you have any questions, please feel free to contact me at (518) 533-2276. We look forward to having you join our team.

Sincerely,

/S/Steven N. Fischer

Steven N. Fischer

Chairman and Chief Executive Officer

Mechanical Technology Incorporated

Accepted:

/S/Peng K. Lim

Peng K. Lim

Date: May 4th, 2006